Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-175824 on Form S-8 of our report dated March 8, 2012, relating to the consolidated financial statements of Apollo Residential Mortgage, Inc. and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K of Apollo Residential Mortgage, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 8, 2012